UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2013

Voltari Corporation
(Exact name of registrant as specified in its charter)

Delaware	333-186564	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
601 West 26th Street
Suite 415
New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)
(212) 792-9671
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The WAP 2.0 Hosting Agreement, dated June 24, 2004, as amended (the “Verizon Portal Agreement”), by and between Motricity, Inc. (“Motricity”), a wholly owned subsidiary of Voltari Corporation (the “Company”) and Verizon Sourcing LLC (“Verizon”) was amended by an Amendment No. 11 to the Portal Agreement delivered to Motricity on June 4, 2013 (the “Transition Agreement”) among Motricity, Opalhaven Corporation (“Opalhaven”) and Verizon. Under the Transition Agreement: (a) all of Motricity’s rights, title and interest in and to the Verizon Portal Agreement are assigned to Opalhaven effective on June 30, 2013 (the “Transition Date”) in consideration of Opalhaven’s assumption of all of the obligations, duties, responsibilities and undertakings of Motricity under the Verizon Portal Agreement and (b) Verizon waives all claims against Motricity arising under the Verizon Portal Agreement after the Transition Date.
In 2012 and the first three months of 2013, the Verizon Portal Agreement accounted for 15% and 18% of the Company’s consolidated revenue. This revenue contributed positively to the Company’s cash flow from operations during these periods.
No material relationship exists between the Company or its affiliates and Verizon except in connection with the Verizon Portal Agreement, as amended by the Transition Agreement. No material relationship exists between the Company or its affiliates and Opalhaven. The president of Opalhaven is currently an employee of Motricity but will not be employed by Motricity effective on the Transition Date.
Item 1.02.  Termination of a Material Definitive Agreement.
As of the Transition Date, Motricity will have no further obligations under the Verizon Portal Agreement. The information included in Item 1.01 to this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLTARI CORPORATION (Registrant)

June 10, 2013	By:	/s/ Richard Sadowsky
(Date)		Richard Sadowsky Chief Administrative Officer